Exhibit 15.2

February 18, 2019

RE: United States Securities and Exchange Commission

Dear Sirs/Mesdames:

I hereby Consent to (a) Gustavson Associates being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2018 (the “2018 20-F”) as having prepared the 2017 and 2018 ore reserve estimates for ArcelorMittal’s Las Truchas mine in Mexico, and (b) the incorporation by reference of the 2018 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

Yours Truly,

 Per:

/s/ Donald E. Hulse
Donald E. Hulse, P.E.
V.P. Mining
Gustavson Associates, LLC
274 Union Blvd., Suite 450
Lakewood, CO 80228